                                                                      EXHIBIT 41

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



MENTOR GRAPHICS CORPORATION, an                   )
Oregon corporation, and MGZ CORP., a Delaware     )
corporation,                                      )
                                                  )
  Plaintiffs,                                     )
                                                  )
 v.                                               )   Civil Action No. 16584
                                                  )
QUICKTURN DESIGN SYSTEMS, INC., a                 )
Delaware corporation, KEITH R. LOBO,              )
GLEN M. ANTLE, RICHARD C. ALBERDING,              )
MICHAEL R. D'AMOUR, YEN-SON (PAUL)                )
HUANG, DR. DAVID K. LAM, WILLIAM A.               )
HASLER and CHARLES D. KISSNER,                    )
                                                  )
  Defendants,                                     )
                                                  )
HOWARD SHAPIRO,                                   )
                                                  )
  Plaintiff,                                      )
                                                  )
 v.                                               )   Civil Action No. 16588
                                                  )
GLEN M. ANTLE, KEITH R. LOBO,                     )
RICHARD C. ALBERDING, MICHAEL R.                  )
D'AMOUR, YEN-SON HUANG, DAVID K.                  )
LAM, WILLIAM A. HASLER, CHARLES D.                )
KISSNER, and QUICKTURN DESIGN                     )
SYSTEMS, INC.,                                    )
                                                  )
  Defendants.                                     )
                                                  )
--------------------------------------------------

                               MEMORANDUM OPINION
                               ------------------


                      Date Submitted:    October 7, 1998
                      Date Decided:      October 9, 1998
                      ----------------------------------


Kevin G. Abrams, Thomas A. Beck, Catherine G. Dearlove, J. Travis Laster, Thad
J. Bracegirdle and Dominick Gattuso, Esquires, of RICHARDS, LAYTON & FINGER, Wilmington, Delaware; and Fredric J. Zepp and Heidi E. Klein, Esquires of LATHAM & WATKINS, San Francisco, California; and Marc W. Rappel, LATHAM & WATKINS, Costa Mesa, California; and Christopher L. Kaufman and David A. York, Esquires, of LATHAM & WATKINS, Menlo Park, California; and H. Steven Wilson, Esquire, of LATHAM & WATKINS, San Diego, California, Attorneys for Plaintiffs Mentor Graphics Corporation and MGZ Corporation.

Norman M. Monhait, Esquire, of ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware; and Stanley D. Bernstein and Abraham I. Katsman, Esquires, of BERNSTEIN LIEBHARD & LIFSHITZ, New York, New York, Attorneys for Plaintiff Howard Shapiro.

Kenneth J. Nachbar, William M. Lafferty and Donna L. Culver, Esquires, of MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; and James A. DiBoise and David J. Berger, Esquires of WILSON SONSINI GOODRICH & ROSATI, P.C., Palo Alto, California, Attorneys for Defendants.



JACOBS, VICE CHANCELLOR

     Pending is a motion for summary judgment dismissing this action.  At issue is the validity of two defensive measures adopted by the board of directors of the target company, Quickturn Design Systems, Inc. ("Quickturn"), in response to a hostile bid by plaintiff Mentor Graphics Corporation ("Mentor") to acquire

Quickturn.  Because of the press of time, /1/ no extended treatment of the facts or law is possible, and this Opinion must necessarily be abbreviated.  For the reasons discussed below, I conclude that a trial is needed to adjudicate the breach of fiduciary duty and other claims asserted by Mentor in this action.

Accordingly, the motion for summary judgment will be denied.



                                 I.  BACKGROUND

     On August 12, 1998, the plaintiffs, Mentor and MGZ Corporation, a Mentor subsidiary, (referred to collectively as "Mentor") announced an unsolicited cash tender offer for a majority of the outstanding common stock of Quickturn./2/

That offer, once consummated, would be followed by a second step merger wherein

Quickturn's remaining stockholders would receive, in cash, the $12.125 per share tender offer price.  In reliance upon Quickturn's original by-law provision governing the call of special stockholders meetings, Mentor began soliciting agent designations from Quickturn stockholders to satisfy the by-law requirements for calling a special meeting./3/



----------------
/1/ The case has been scheduled to be tried beginning October 19, 1998, subject to the Court's ruling on this motion. Given the short period remaining in which to complete preparation for trial in the event summary judgment is denied, a prompt decision was required.

/2/ The offer was for $12.125 per share, representing an approximate 50% premium over Quickturn's immediate pre-offer price, but also an approximately 20% discount from Quickturn's stock price in February, 1998.

/3/ The original by-law required a call by shareholders who hold at least 10% of Quickturn's shares. In their agent solicitation, Mentor informed Quickturn stockholders of its intention to call the special meeting approximately 45 days after it received sufficient agent designations to satisfy the 10% requirement under the original by-law. The solicitation also disclosed Mentor's intent to set the date, and give notice of the special meeting, and also to set the record date for that meeting.

     At issue are two defensive measures adopted by the Quickturn board of directors in response to Mentor's hostile takeover bid.  First, the board amended the Quickturn special meeting by-law which allowed stockholders holding

10% or more of Quickturn's stock to call a special stockholders meeting.  The board amended that by-law to provide that if a special meeting is called by stockholders, the corporation (Quickturn) would determine the time and place of that special meeting, and that the meeting must not take place less than 90 days
                                           ----

nor more than 100 days after the receipt and determination of the validity of such a request (the "By-Law Amendment").  The corporation would also fix the record date determining the stockholders entitled to vote at the meeting./4/

---------------------
/4/ Section 2.3 of Quickturn's by-laws, as amended, states (amended portion in italics):

        A special meeting of the stockholders may be called at any time by the
        (i) board of directors, (ii) the chairman of the board, (iii) the president, (iv) the chief executive officer or (v) subject to the procedures set forth in this Section 2.3, one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

                Upon request in writing sent by registered mail to the president or chief executive officer by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 2.3, the board of directors shall determine a place and time for such meeting, which time shall be not less than ninety (90) nor more than one hundred (100) days after the receipt and determination of the validity of such request, and a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 2.12 hereof. Following such receipt and determination, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 2.4 hereof, that a meeting will be held at the place and time so determined.

     Second, the board amended Quickturn's Shareholder Rights Plan ("Rights

Plan") by eliminating its so-called "dead hand" provision, and replacing it with a "Delayed Redemption" provision under which no newly elected board could redeem the Rights Plan for six months after taking office to facilitate a transaction with a person who proposed, nominated or financially supported the election of the new directors to the board./5/  In this case, that "person" would be Mentor.

     The by-law amendment would impose a minimum 3 month delay in holding a special stockholders meeting called by shareholders, and the Delayed Redemption provision would delay the ability of certain newly-elected boards to redeem the poison pill for 6 months.  In this case, the combined practical effect of the two defensive measures would be to delay for at least nine months any acquisition of Quickturn by Mentor.

                         II.  THE PARTIES' CONTENTIONS

     In this lawsuit Mentor challenges the validity of these two defensive measures on several grounds.  First, Mentor claims that by enacting the defensive measure the Quickturn directors

---------------------
/5/ The amended Rights Plan pertinently provided that: "[I]n the event that a majority of the Board of Directors of the Company is elected by stockholder action at an annual or special meeting of stockholders, then until the 180th day following the effectiveness of such election (including any postponement or adjournment thereof), the Rights shall not be redeemed if such redemption is reasonably likely to have the purpose or effect of facilitating a Transaction with an Interested Person."

  An "Interested Person" is defined under the amended Rights Plan as "any Person who (i) is or will become an Acquiring Person if such Transaction were to be consummated or an Affiliate or Associate of such a Person, and (ii) is, or directly or indirectly proposed, nominated or financially supported, a director of [Quickturn] in office at the time of consideration of such Transaction who was elected at an annual or special meeting of stockholders."

breached their duty of care./6/ Second, the plaintiffs claim that (i) the

Quickturn board did not have reasonable grounds to conclude that a threat to corporate policy existed and, (ii) if a threat did exist, the board's defensive response was disproportionate to the threat posed, and hence, violated the board's duties prescribed by Unitrin, Inc. v. American Gen. Corp.
                             ------------------------------------

("Unitrin")/7/ and Unocal Corp. v. Mesa Petroleum Co. ("Unocal")/8/.  Third
  -------          ---------------------------------    ------

the plaintiffs claim that Quickturn's board, without any compelling justification, adopted the defensive measures purposefully to disenfranchise its shareholders, in violation of the principles set forth in Blasius Indus., Inc.
                                                          --------------------
v. Atlas Corp. ("Blasius")./9/ Fourth, the plaintiffs claim that by adopting the
-------------    -------

defensive measures, the Quickturn board inequitably manipulated the corporate machinery to perpetuate itself in office, which is proscribed by Schnell v.
                                                                 ----------
Chris-Craft Indus., Inc. ("Schnell")./10/ Fifth, the plaintiffs claim that the
------------------------   -------

Delayed Redemption provision is invalid as a matter of Delaware law./11/ Lastly,

Mentor contends that the Quickturn board's decision not to exempt Mentor's offer from 8 Del. C. (S)203 constitutes a breach of the board's fiduciary duties, and
       -------

is invalid under Unocal and Unitrin.
                 ------     -------

     The defendants argue that they are entitled to summary judgment on all these claims.  They base their claim of entitlement to judgment upon the following six facts, which, defendants say, are

-------------------
        /6/  Cede & Co. v. Technicolor, Inc., Del Supr., 634 A.2d 345, 367
             -------------------------------
(1993); Smith v. Van Gorkom, Del. Supr., 488 A.2d 858, 872-75 (1985).
        -------------------

        /7/  Del Supr. 651 A.2d 1361 (1995).

        /8/  Del. Supr., 493 A.2d 946 (1985).

        /9/  Del. Ch., 54 A.2d 651, 661 (1988).

        /10/  Del. Supr., 285 A.2d 437, 439 (1971).

        /11/  Plaintiffs base this claim upon this Court's recent decision in

Carmody v. Toll Bros., Inc., Del. Ch., C.A. No. 15983, Jacobs, V.C. (July 24,
--------------------------
1998, revised July 27, 28 and August 4, 1998).

undisputed: (i) a majority of Quickturn's board is independent; (ii) the

Quickturn board carefully analyzed Mentor's offer, and only after lengthy deliberation did it determine that the offer was inadequate and contrary to stockholder's interests; (iii) the only two defensive actions taken by

Quickturn's board were the By-Law and Rights Plan Amendments; (iv) the By-Law

Amendment imposes no improper delay, because Quickturn has noticed the special meeting requested by Mentor for January 8, 1999;/12/ (v) the Rights Plan

Amendment would delay an acquisition of Quickturn by Mentor for no more six months; and (vi) Mentor has the ability to keep its offer "on the table" for the nine month period mandated by the (combined) By-Law Amendment and the Rights

Plan Amendment. Mentor disputes all six of these "facts" arguing that underlying all of plaintiffs' claims are factual material disputes sufficient to warrant a trial./13/

                                 III.  ANALYSIS

     Summary judgment is appropriate only where the moving party demonstrates that there are no genuine issues of material fact and that the moving party is entitled to judgment as a matter of

------------------
        /12/ Mentor points out, however, that Quickturn has made the January 8 date and meeting contingent upon a ruling in a pending action brought by Quickturn in the United States District Court for the District of Delaware attacking the propriety of Mentor's agent solicitations. Should that Court uphold the agent solicitations, then the meeting would go forward. Mentor responds that the Federal Court is not likely to issue even a preliminary ruling on Quickturn's challenges to Mentor's agency solicitations until after a hearing scheduled for October 21, 1998, a ruling that Quickturn could then appeal to the Third Circuit. Moreover, (Mentor points out) a trial in Quickturn's federal action is not scheduled until November 1, 1999. For these reasons, Mentor urges, the delay of a special meeting resulting from the By-Law Amendment is, for all practical purposes, open-ended, and the fact that a special meeting is called for January 8, 1998 is illusory and purely cosmetic. These arguments need not be addressed in this Opinion.

        /13/  The class plaintiffs join in Mentor's summary judgment arguments.

law./14/ On any application for summary judgment, the Court must view the evidence in the light most favorable to the non-moving party./15/ Summary judgment must be denied "if there is any reasonable hypothesis by which the opposing party may recover, or if there is a dispute as to a material fact or inferences to be drawn therefrom."/16/

     Moreover, this Court may, in its discretion, deny summary judgment if it decides upon a preliminary examination of the presented facts that it is desirable to inquire into or develop more thoroughly the facts at trial in order to clarify the law or its application./17/ This has occurred even in cases where the Court has found that there are no material factual disputes./18/ As

Chancellor (then Superior Court Judge) Chandler aptly observed in McCabe v.
                                                                  ---------
Wilson:
------

     Before a court can apply the law, it must have an adequate factual basis for doing so. And in some situations a fuller development of the facts may serve to clarify the law or help the Court determine its application to the case....  In other words, summary judgment, with ever-lurking issues of fact, is a treacherous shortcut. Such relief is always discretionary and in cases posing a complex mosaic of factual issues and questions of law, sound judicial administration may dictate withholding judgment until the whole factual structure stands upon a solid foundation following a plenary

----------------
        /14/  Ch. Ct. R. 56(c); Gilbert v. El Paso Co., Del. Supr.,
                       ----------------------
575 A.2d 1131, 1142 (1990); Brown v. Ocean Drilling & Exploration Co., Del.
                            -----------------------------------------
Supr., 403 A.2d 1114, 1115 (1979).

        /15/  Brown, 403 A.2d at 1115.
              -----
        /16/  Seagraves v. Urstadt Property Co., Inc., Del. Ch., C.A. No.
              ---------------------------------------
10307, Jacobs, V.C. (April 1, 1996), mem. op. at 7 (citations omitted).

        /17/  Alexander Industries, Inc. v. Hill, Del. Supr., 211 A.2d 917,
              ----------------------------------
918-19 (1965); Ebersole v. Lowengrub, Del. Supr., 180 A.2d 467 (1962); Frazer v.
               ---------------------                                   ---------
Worldwide Energy Corporation, Del. Ch., C.A. No. 8822, Jacobs, V.C. (May 3,
----------------------------
1990), mem. op. at 5; McCabe v. Wilson, Del. Super., C.A. No. 38, 1977,
                      ----------------
Chandler, J. (June 26, 1986), mem. op. at 5; see also Robert Johnson Grain Co.
                                             -------- ------------------------
v. Chemical Interchange Co., 541 F.2d 207 (8th Cir. 1976); 10A Wright and
---------------------------
Miller, Federal Practice and Procedure, (S)2725 (1983).

        /18/  Frazer, mem. op. at 5.
              ------
     trial where proof can be fully developed, questions answered and issues clearly focused..../19/

     In this case, I conclude that several of the plaintiffs' claims involve disputed questions of material fact that under Chancery Court Rule 56(c) can be resolved only after a trial.  I further conclude that to the extent there are claims that do not involve disputed issues of material fact, the "complex mosaic of law and facts" presented by the unique circumstances of this case "cry out for further development of background and context, so that the nature of and subtlety of those claims can be more clearly grasped."/20/


A.   CLAIMS INVOLVING DISPUTED ISSUES OF FACT

     The Court concludes, first, that several claims rest on material facts that are disputed.  First, whether the Quickturn board was properly informed when it decided to adopt the defensive measures is factually disputed.  There is evidence that raises triable fact questions bearing upon whether the board adequately performed an independent inquiry and conducted a reasonable investigation into (i) whether Mentor's offer posed a threat to Quickturn, and

(ii) whether adopting the defensive measures would have a coercive or preclusive effect upon the Mentor offer and/or upon any shareholder vote at any meeting specially called to replace Quickturn's board of directors. These factual issues are pivotal to both Mentor's duty of care and Unocal/Unitrin claims.
                                              --------------

     There are also disputed fact issues that relate to Mentor's Unocal/Unitrin
                                                                 --------------

claims.  Under Unocal/Unitrin's first prong, the target board must show that it
               ----------------

had reasonable grounds for believing

--------------------
        /19/  Mem op. at 5 (citations omitted).

        /20/  Frazer, mem. op. at 5.
              ------
that a danger to corporate policy and effectiveness existed./21/ Quickturn's stated reason for deeming the Mentor offer a threat is sharply contested, and cannot be resolved on a paper record. Also disputed is whether the Quickturn board acted in good faith.

     There are also fact disputes relating to Mentor's claim under the second prong of Unocal/Unitrin, which requires the board to prove that a defensive
         --------------
measure was "proportional" in the sense that it is (i) not preclusive or coercive and (ii) that it falls within a range of reasonableness./22/ In this case there are factual disputes as to what effect the defensive mechanisms would have upon any election contest and the Mentor offer, and as to whether the target board understood those likely effects when it adopted the defensive measures.  A related issue, which a trial is needed to explore, concerns why the

Quickturn board decided to adopt a six month delay period in the Rights Plan amendment as opposed to a shorter (or longer) time period, particularly given the current volatile market environment.


2.   CLAIMS REQUIRING FURTHER FACTUAL
     DEVELOPMENT AND CLARIFICATION OF THE
     APPLICATION OF LAW TO THE FACTS.

     Given the complex legal arguments, the voluminous briefs and lengthy oral arguments advanced on the several issues, and the extremely short time period remaining between the oral argument on summary judgment and the scheduled trial dates, I am satisfied that even as to claims

------------
        /21/  Unitrin, 651 A.2d at 1373.
              -------

        /22/  Unitrin, 651 A.2d at 1386-88.
              -------
that do not involve material fact disputes, it is necessary to further develop the record at trial in order to clarify the law and its proper application to the facts./23/

     For example, whether Blasius concerns are even implicated in this case
                          -------

depends upon factual issues that are not easily resolved on this record.  A trial is needed to clarify whether Quickturn's board's defensive measures would in fact impede the exercise of the stockholder's voting rights, and if so,

whether the board specifically intended this and why.  A similar problem exists with respect to Mentor's Schnell claim that the Quickturn board manipulated the
                         -------

corporate machinery for the inequitable purpose of "perpetuating itself in office."  Further development of the facts is needed for the court to determine precisely what the board's purpose was.  Indeed, the record evidence of the board's purpose gives rise to conflicting inferences.

     Perhaps the most important reasons a trial is needed is that a determination of one or more of the issues presented could have far-reaching effects in the development of the law governing mergers and acquisitions.  The legal validity of the Delayed Redemption provision is a prime example.  To determine that issue, the Court must be certain of the precise effect of those provisions in this specific context, which is unclear on this record.  Thus,

clarification of how and to what extent the defensive mechanisms would operate

(separately and in combination) and how (if at all) they would adversely affect

Mentor's offer and the shareholders' voting rights is needed.  The same is true for Mentor's claim that the Quickturn board violated its fiduciary duty by not exempting Mentor's offer under 8 Del. C. (S)203.  In short, further development
                                 -------
of the facts is needed to clarify what the legal

-------------------------
        /23/ These are also the reasons why this Court has not provided the parties with greater detail in this opinion. Due to the time limitations presented by the procedural posture of this motion, the Court has purposefully treated the factual issues in a cursory manner, with the thought in mind that all disputed factual issues will be better explored at trial, rather than in this opinion.

issues truly are. To decide on this record "issues" that may turn out to be different or nonexistent on a fully developed record, would be imprudent.

                                IV.  CONCLUSION

     For the foregoing reasons, the motion for summary judgment is denied.  IT

IS SO ORDERED.